                                                                   EXHIBIT 99.1

[OTTER TAIL CORPORATION LOGO]


NEWS RELEASE

CONTACT:  AMY RICHARDSON, DIRECTOR OF COMMUNICATIONS, (701) 451-3580 OR
(866) 410-8780

FOR RELEASE: April 28, 2003                                     Financial media

OTTER TAIL CORPORATION ANNOUNCES FIRST QUARTER RESULTS;
RECOGNIZED AS MERGENT DIVIDEND ACHIEVER

                  Otter Tail Corporation (Nasdaq: OTTR) announced unaudited financial results for the three months ended March 31, 2003, reporting consolidated earnings of $9.7 million compared with $9.8 million for the same period last year. Diluted earnings per share were $0.38 compared with $0.40 cents a year ago. Revenues totaled $198.1 million for the three months ended March 31, 2003 compared with $157.7 million for the three months ended March 31, 2002.
                  "Our consolidated results for the first quarter of 2003 met our internal expectations," said John Erickson, president and chief executive officer of Otter Tail Corporation. "A cold winter compared with the same quarter last year positively impacted retail and wholesale energy sales and increased earnings from the electric utility compared with the first quarter a year ago. The plastics segment continued to perform above expectations, achieving an increase in net earnings between the quarters. The manufacturing segment and construction companies in the other business operations segment experienced decreased earnings between the quarters primarily due to the impact of the current economic slowdown on businesses in these segments. Earnings decreased in the health services segment due to lower diagnostic imaging equipment sales volumes and increased operating expenses incurred to support expected revenue growth that has not materialized related to the operation of imaging equipment.

                  "Overall, we are satisfied with our consolidated first quarter results. The results of the health services segment are disappointing and we are taking steps to bring operating expenses in line with revenues. Although the economy is providing challenges for our operating companies, we reaffirm our earnings guidance for 2003 in the range of $1.80 to $1.85 of diluted earnings per share," Erickson said.

QUARTERLY PERFORMANCE SUMMARY

Electric
                  Colder winter weather resulted in increased wholesale prices and increased kilowatt-hour (kwh) sales to both wholesale and retail customers. This was the primary reason for the $1.3 million increase in electric segment net earnings between the quarters. Electric retail revenues increased 10.6% due to a 12.1%



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increase in heating degree-days and a 5.3% increase in revenues per kwh sold caused by higher costs of fuel and purchased energy for retail electric customers. The colder weather also contributed to an increase of 52.5% in wholesale kwh sales and a 32.4% increase in wholesale electric prices. This resulted in a $16.3 million increase in wholesale electric revenue and a 50.6% increase in gross margin per megawatt-hours sold between the quarters.

Plastics
                  The plastics segment reported net income of $1.4 million for the quarter ended March 31, 2003 compared with $967,000 for the quarter ended March 31, 2002. Pounds of PVC pipe sold increased 9.3% while the average sales price per pound increased by 32.2% between the quarters. Robust demand for PVC pipe and continuing improvements in manufacturing productivity allowed the plastics segment to exceed expectations for the quarter. The Corporation does not expect the strong market conditions to continue through the remainder of the year.

Manufacturing
                  Net income for the manufacturing segment decreased from $993,000 for the quarter ended March 31, 2002 to $385,000 for the quarter ended March 31, 2003. A $1.0 million decrease in net income occurred in the steel fabrication companies that manufacture equipment for power plants and the wind energy industry. This decrease was partially offset by a $436,000 increase in net income from the Corporation's manufacturer of thermoformed plastic and horticultural products. Revenues totaled $34.7 million for the quarter ended March 31, 2003 compared with $31.3 million for the quarter ended March 31, 2002. The increase is due to increases in revenue from the ShoreMaster acquisition in May 2002 and increased volumes in the Corporation's metal stamping and thermoformed plastics and horticultural businesses. These increases were offset by decreases in revenues in the other companies making up this segment.

Health services
                  The health services segment recorded a net loss of $93,000 for the quarter ended March 31, 2003 compared with net income of $1.4 million for the quarter ended March 31, 2002. Sales between the quarters increased 3.3%. Although revenues in the imaging business increased, the increase was overshadowed by increases in equipment and infrastructure costs incurred to support expected revenue growth. Additionally, the May 2002 acquisition of Computed Imaging Services is not performing in line with expectations. Revenues from sales of diagnostic imaging equipment decreased $1.3 million between the quarters. However, revenues from the sale of diagnostic imaging equipment are expected to return to normal levels for the balance of the year.







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Other business operations
                  The other business operations segment incurred a net loss of $1.7 million for the quarter ended March 31, 2003 compared with a net loss of $1.8 million for the quarter ended March 31, 2002. This decrease was a result of a decrease in corporate overhead costs of $197,000 and a decrease in losses at the transportation and energy services companies of $228,000 offset by an increase in net loss at the construction companies of $276,000. Revenues from the energy services company increased $8.0 million while its cost of sales increased $7.95 million as a result of increased natural gas prices between the quarters. The sluggish economy continues to adversely impact the transportation and construction companies.

OTTER TAIL NAMED DIVIDEND ACHIEVER, DECLARES QUARTERLY DIVIDEND

         Otter Tail Corporation once again has been listed in Mergent's Dividend Achievers. Mergent annually recognizes companies that have consistently rewarded their shareholders through outstanding records of dividend increases. To qualify, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. In 2002, 286 companies out of a 15,000-plus public company database met the requirements. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.

         Otter Tail Corporation's board of directors has declared a quarterly common stock dividend of 27 cents per share. This dividend is payable on June 10 to shareholders of record on May 15, 2003. The board also declared quarterly dividends on the corporation's four series of preferred stock, payable on May 31 to shareholders of record on May 15, 2003.

ABOUT THE CORPORATION

         Otter Tail Corporation is headquartered in Fergus Falls, Minnesota, and Fargo, North Dakota. It has interests in the electric utility, health services, plastics, manufacturing, construction, transportation, telecommunications, energy services, and entertainment industries. Otter Tail Corporation stock trades on The Nasdaq Stock Market(R) under the symbol OTTR. The latest investor and other corporate information is available at www.ottertail.com.

FORWARD-LOOKING STATEMENTS

         Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation's ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, growth of electric revenues, impact of the investment performance of the utility's pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

SEE OTTER TAIL CORPORATION'S UNAUDITED RESULTS FOR THE QUARTER ENDED MARCH 31, 2003 ON THE FOLLOWING PAGES.





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

                          [OTTER TAIL CORPORATION LOGO]

                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                In thousands, except share and per share amounts
                                    Unaudited

                                                           YEAR TO DATE -- MARCH 31
                                                            2003              2002
OPERATING REVENUES BY SEGMENT:
    Electric                                           $     93,967    $     74,401
    Plastics                                                 22,935          15,875
    Manufacturing                                            34,719          31,328
    Health services                                          21,818          21,119
    Other business operations                                24,681          15,010
                                                       ------------    ------------
           TOTAL OPERATING REVENUES                         198,120         157,733

OPERATING EXPENSES:
    Fuel and purchased power                                 48,560          30,451
    Nonelectric cost of goods sold                           78,568          59,136
    Electric operating and maintenance expense               22,005          22,507
    Nonelectric operating and maintenance expense            19,529          16,520
    Depreciation and amortization                            11,156          10,184
                                                       ------------    ------------
          TOTAL OPERATING EXPENSES                          179,818         138,798

OPERATING INCOME (LOSS) BY SEGMENT:
    Electric                                                 16,951          15,293
    Plastics                                                  2,694           1,892
    Manufacturing                                             1,278           1,906
    Health services                                             133           2,437
    Other business operations                                (2,754)         (2,593)
                                                       ------------    ------------
          TOTAL OPERATING INCOME                             18,302          18,935

INTEREST CHARGES                                              4,392           4,324
OTHER INCOME AND DEDUCTIONS--NET                                330              51
INCOME TAXES                                                  4,378           4,630

NET INCOME (LOSS) BY SEGMENT:
    Electric                                                  9,812           8,525
    Plastics                                                  1,434             967
    Manufacturing                                               385             993
    Health services                                             (93)          1,372
    Other business operations                                (1,676)         (1,825)
                                                       ------------    ------------
        TOTAL NET INCOME                                      9,862          10,032

Preferred stock dividend                                        184             184
                                                       ------------    ------------
BALANCE FOR COMMON:                                    $      9,678    $      9,848
                                                       ============    ============
Average common shares outstanding
    Basic                                                25,592,361      24,667,956
    Diluted                                              25,729,714      24,919,068

EARNINGS PER SHARE:
    Basic                                              $       0.38    $       0.40
    Diluted                                            $       0.38    $       0.40



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                          [OTTER TAIL CORPORATION LOGO]



                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                  In thousands

                                                             MARCH 31,      DECEMBER 31,
                                                              2003              2002
                                                           (Unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                 $         884     $      9,937
Accounts receivable:
   Trade -- net                                                  86,682           81,670
   Other                                                          1,458            1,466
Inventories                                                      53,691           44,154
Deferred income taxes                                             4,489            4,487
Accrued utility revenues                                         11,208           11,633
Other                                                            14,251           10,866
                                                          -------------     ------------
       TOTAL CURRENT ASSETS                                     172,663          164,213
                                                          -------------     ------------

INVESTMENTS                                                      20,000           19,314
GOODWILL--NET                                                    64,557           64,557
INTANGIBLES--NET                                                  5,899            5,592
OTHER ASSETS                                                     16,962           16,821

DEFERRED DEBITS:
Unamortized debt expense and reacquisition premiums               8,679            8,895
Regulatory assets                                                11,822           10,238
Other                                                               464            1,220
                                                          -------------     ------------
       TOTAL DEFERRED DEBITS                                     20,965           20,353
                                                          -------------     ------------
PLANT:
Electric plant in service                                       837,018          835,382
Nonelectric operations                                          178,958          178,656
                                                          -------------     ------------
       TOTAL                                                  1,015,976        1,014,038
Less accumulated depreciation and amortization                  475,675          467,759
                                                          -------------     ------------
Plant--net of accumulated depreciation and amortization         540,301          546,279
Construction work in progress                                    51,022           41,607
                                                          -------------     ------------
       NET PLANT                                                591,323          587,886
                                                          -------------     ------------

           TOTAL                                          $     892,369     $    878,736
                                                          =============     ============


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                          [OTTER TAIL CORPORATION LOGO]

                           CONSOLIDATED BALANCE SHEETS
                             LIABILITIES AND EQUITY
                                  In thousands

                                                            MARCH 31,       DECEMBER 31,
                                                             2003               2002
                                                          (Unaudited)
CURRENT LIABILITIES
Short-term debt                                           $     37,000      $     30,000
Sinking fund requirements and current maturities                 7,919             7,690
Accounts payable                                                54,646            52,430
Accrued salaries and wages                                       9,432            18,194
Accrued federal and state income taxes                           3,001                 -
Other taxes accrued                                             10,651            10,150
Other accrued liabilities                                        7,839             5,760
                                                          -------------     ------------
       TOTAL CURRENT LIABILITIES                               130,488           124,224
                                                          -------------     ------------
NONCURRENT LIABILITIES                                          46,951            43,821

DEFERRED CREDITS
Accumulated deferred income taxes                               95,273            94,147
Accumulated deferred investment tax credit                      12,494            12,782
Regulatory liabilities                                           8,956             9,133
Other                                                            8,413             7,435
                                                          -------------     ------------
       TOTAL DEFERRED CREDITS                                  125,136           123,497
                                                          -------------     ------------
CAPITALIZATION
Long-term debt                                                 258,263           258,229

Cumulative preferred shares                                     15,500            15,500

Cumulative preference shares - authorized 1,000,000
  shares without par value;  outstanding - none                      -                 -

Common shares, par value $5 per share                          127,942           127,961
Premium on common shares                                        23,877            24,135
Unearned compensation                                           (1,790)           (1,946)
Retained earnings                                              178,072           175,304
Accumulated other comprehensive loss                           (12,070)          (11,989)
                                                          -------------     ------------
       TOTAL COMMON EQUITY                                     316,031           313,465

           TOTAL CAPITALIZATION                                589,794           587,194
                                                          -------------     ------------
               TOTAL                                      $    892,369      $    878,736
                                                          =============     ============

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